Exhibit 10.24

Trimble Navigation Limited

10355 Westmoor Drive, Suite 100

Westminster, CO 80021

11 June 2008

Mr. Chris Gibson

Via Internal Email: Chris_Gibson@Trimble.com

Dear Chris:

Trimble Navigation Limited (“Trimble”) is pleased to offer you a transfer from your current exempt position as General Manager, salary grade 99, reporting to Bryn Fosburgh, to the same position in Colorado. In the new location your salary will be paid on a bi-weekly basis aggregating to the equivalent of two-hundred and thirty-five thousand dollars (USD$235,000), annualized. You will continue to participate in Trimble’s 2008 Management Incentive Plan for a potential target bonus of 35%, depending on company performance.

In addition, Trimble will provide partial continuity for your pension plan. An international contribution of 5% match of base salary and bonus payments may be made upon meeting specific criteria as outlined in a separate document. An option to select an alternative pension scheme may be in place before year-end; should this second option be made available you must state your preference of plans before January 1, 2009. The ten years of prior Trimble service accrued to date will be bridged according to company policy.

This offer is also pending the successful completion of the immigration process to secure a temporary visa. If you voluntarily terminate employment within one year of your hire date, Trimble will seek pro-rated reimbursement of these visa expenses, except where prohibited by law. In addition, Trimble will assist you with your relocation, to be processed by GMAC in accordance with the company’s relocation policy and those benefits approved for you. Further information on the policy and specific benefits available to you will be provided by GMAC and Trimble’s Global Mobility organization.

Should Trimble terminate your employment, for any reason other than gross misconduct, your repatriation to England at Company expense is assured. Repatriation benefits also apply if you resign for the express purpose of retirement in England but not before the year 2016. Resignation, for any other cause, negates Trimble’s need to pay or assist with a subsequent relocation.

All relocation benefits are provided contingent upon your signing a Relocation Repayment Agreement, which will be provided by GMAC. Among other things, this agreement notes the required full repayment of the gross value of any benefits provided to you within one year of a voluntary termination from Trimble or any of its subsidiaries or affiliate companies. No benefits will be provided until this agreement is signed and returned to your GMAC relocation representative. Upon acceptance of your employment offer or if you have any questions about the relocations benefits being offered to you, please contact Linnea Hickman at (408) 481-8650.

This offer is in compliance with the Immigration Reform and Control Act of 1986, which requires the Company to verify that each employee hired is legally entitled to work in the United States.

Chris Gibson Transfer

11 June 2008

Page Two

A copy of the ‘List of Acceptable Documents’ as published by the Citizenship and Immigration Services (CIS) will follow at a later time. Please be prepared to bring one document from list “A” or one document from both List “B” and “C.” This information must be provided at your New Hire Orientation. Failure to provide this information, as required by law, may result in termination.

Trimble is an “at will” employer, meaning that the employer or employee can terminate the employment relationship at any time, with or without cause. Should you choose to resign from Trimble we request one year’s advance notice. In return, Trimble guarantees to provide one year’s notice prior to termination, or the equivalent pay in lieu of said notice; except in the event of gross misconduct. While other terms of your employment may change from time to time, the “at will” term and nature of your employment will not change.

Chris, Trimble’s success is derived from the people who work here. Your acceptance of this offer will be enthusiastically received and we feel confident that you will continue to make a significant contribution to our success.

You may accept this offer in writing “electronically” by inserting your name in the space provided below and sending back the letter by email to me at deb_hollands@trimble.com.

We request a reply from you no later than 9 June 2008 in order for this offer to remain valid. As soon as we receive your acknowledgement, you will receive further information regarding the immigration process and local Orientation, including additional documents you will be required to return.

Please call me if you have any questions or if I can be of additional assistance. I can be reached at (720) 587 4462.

Best regards,

/s/ Deborah Hollands

Deborah L. Hollands

Director, Human Resources

cc:	Bryn Fosburgh
Linnea Hickman

I accept this transfer and new assignment effective 1 August 2008.

/s/ Christopher Gibson
Signature	Date Accepted